EXHIBIT 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement” or “Agreement”), dated this 5th day of December 2005, is by and between Unicorp, Inc., a Nevada corporation, Houston, Texas (the “Company”), and Art Ley (the “Executive”) an individual.

WHEREAS, the Executive is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Term of Agreement; Termination of Prior Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on February 1, 2006 (the “Commencement Date”) and terminating on December 31, 2006, unless sooner terminated as provided in accordance with the provisions of Section 5 hereof. (Such term of this agreement is herein sometimes called the “Retained Term”).

2. Employment. As of the Commencement Date, the Company hereby agrees to employ the Executive Vice President and Chief Operating Officer (“COO”) of the Company with such duties as assigned from time to time by the Company, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3. Duties and Responsibilities.

(a)
Duties. Executive shall perform such duties as are usually performed by a COO with such duties as assigned from time to time by the Company of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time-to-time by the Company’s President and Chief Executive Officer which are reasonable and consistent with the Company’s operations, taking into account Executive’s expertise and job responsibilities. This agreement shall survive any job title or responsibility change. All actions of Executive shall be subject and subordinate to the review and approval of the President and Chief Executive Officer and the board of directors. The President and Chief Executive Officer of the Company shall be the final and exclusive arbiter of all policy decisions relative to the Company’s business (including their subsidiaries).

(b)
Devotion of Time. During the term of this agreement, Executive agrees to devote his exclusive and full-time service during normal business hours to the business and affairs of the Company (including their subsidiaries) to the extent necessary to discharge the responsibilities assigned to Executive and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement it shall not be a violation of this Agreement for Executive to manage personal investments or companies in which personal investments are made so long as such activities do not significantly interfere with the performance of Executive’s responsibilities with the Company and which companies are not in direct competition with the Company.

4. Compensation and Benefits During the Employment Term.

(a)
Salary. Executive will be compensated by the Company at a monthly base salary of $15,000.00, from which shall be deducted income tax withholdings, social security, and other customary Executive deductions in conformity with the Company’s payroll policy in effect.

(b)	Vacation. Executive shall be entitled to three weeks paid vacation each year beginning on the date of this Agreement.

(c)	Other Allowances. The Executive shall be entitled to a $750 monthly car allowance, a $750 monthly health plan allowance and a $750 monthly home office allowance.

(d)
Option. The Executive shall receive an employee option to purchase 700,000 shares at an exercise price of $ .05 per share. The option shall vest according to the following schedule provided that on any vesting date set forth below, Executive is still employed by the Company at such date:

(i) 200,000 Options will vest 12 months from the date of execution of this Agreement;

(ii) 250,000 Options will vest 24 months from the date of execution of this Agreement;

(iii) 75,000 Options will vest if the total revenue for the calendar year 2006 is in excess of 80% of the amount as set forth on Exhibit “A”;

(iv) 50,000 Options will vest if the total gross profit for the calendar year 2006 is in excess of 80% of the amount as set forth on Exhibit “A”;

(v) 75,000 Options will vest if the total revenue for the calendar year 2006 is equal or greater than the amount as set forth on Exhibit “A”; and

(vi) 50,000 Options will vest if the total gross profit for the calendar year 2006 is equal or greater than the amount as set forth on Exhibit “A”;

The options shall be evidenced by an option agreement, shall expire in four years, and shall be subject to the terms of the Company’s 2004 Stock Option Plan and such option agreement. Notwithstanding the expiration date, the option (including all vested and unvested options) shall automatically terminate 90 days after the Executive ceases to be employed by the Company, provided that if the Executive is terminated by the Company for Cause, the option (including all vested and unvested options) shall automatically terminate on the date of the Executive’s termination. The parties acknowledge the existence of vesting provisions lasting longer than the Employment Term is not meant to extend the Employment Term, and that such vesting provisions do not require the Company is employ the Executive for any period of time.

5.  Termination.

(a)	Executive's employment under the Agreement may be terminated under any of the following circumstances:

(i)  Immediately by the Company, upon the death of Executive.

(ii)  By the Executive at any time, upon 14 days written notice.

(iii)  Immediately, upon written notice by the Company for Cause which for purposes of the Agreement shall be defined as (i) Executive's willful and persistent inattention to his reasonable duties which amounts to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) Executive's willful breach of any term or provision of the Agreement which breach shall have remained substantially uncorrected for 15 days with an opportunity to cure following written notice to the Executive; or (iii) the commission by Executive of any act or any failure by Executive to act involving criminal conduct, whether or not directly relating to the business and affairs of the Company.

(b)
Effects of Termination. In the event that the Agreement is terminated pursuant to Section 6(a) or upon expiration of the term of the Agreement, neither the Executive nor the Company shall have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement.

(c)
Improper Termination. In the event of the Executive's termination by the Company for any reason other than for Cause or the death of the Executive, Executive shall continue to be paid, as severance pay, an amount equal to his salary at the time of termination until the earlier of: (i) the end of the Employment Term, or (ii) 90 calendar days from the date of the termination. Except for the severance pay the Company shall not have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement.

6.  Revealing of Trade Secrets, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain through no fault of Executive, or (c) information required to be disclosed by law.

7.         Non-Competition Agreement.  In addition to the compensation and benefits listed in Section 4 hereof, the Company shall pay within thirty (60) days hereof the Executive $100,000 in cash or in the form of an employee option to purchase shares of the Company’s common stock, upon such terms and conditions as set forth in any such option agreement, and as an additional incentive for the Company to enter into this employment relationship, Executive agrees to the non-competition provisions of this section.

(a)        Termination for Cause or by the Executive. If the Executive is terminated within one (1) year of the of date of this Agreement for Cause or upon termination by the Executive pursuant to Section 5(a)(2) hereof, Executive hereby agrees that for a period commencing on the date hereof and ending one (1) year following the termination of Executive’s employment, he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for, or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the business of the exploration and/or exploitation of oil and gas properties within Texas (the “Territory”).  If the Executive is terminated for Cause or upon termination by the Executive pursuant to Section 5(a)(2) hereof, after one year from the date of this Agreement, then the Executive shall not be subject to the non-competition obligations of this Section 7.

(b)        Termination without Cause.  If Executive is terminated without cause, at any time, then the Executive shall not be subject to non-competition obligations of this Section 7.

(c)        Restrictions on Future Employment.  Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses in the Territory during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits (e.g., high remuneration during the term of the Agreement and access to certain confidential and proprietary information and trade secrets) under this Agreement to justify such restriction.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this section by Executive, and Company or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this section by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies.  Such remedies shall not be deemed the exclusive remedies for a breach of this section, but shall be in addition to all remedies available at law or in equity to Company or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

(d)        Acknowledgement by Parties.  It is expressly understood that the restrictions contained in this section are related to and result from the agreements of the Company and Executive in this section and it is agreed that the Company and Executive consider the restrictions contained in this section to be reasonable and necessary to protect the confidential and proprietary information and trade secrets of the Company and its subsidiaries and affiliates.

(e)        Optional Release of Non-Competition Agreement. If the Executive’s employment is terminated by the Company for Cause or upon the termination by the Executive pursuant to Section 5(a)(2) hereof, the Executive, at his discretion, may pay the Company in cash the entire $100,000 consideration paid to Executive pursuant to Section 7(a) hereof.  Upon receipt by the Company of the $100,000 in cash, the Company shall thereby release Executive from the non competition obligations of this Section 7.

8. Arbitration. If a dispute should arise regarding this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of a single arbitrator, which is mutually agreed upon, in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Executive, and judgment may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrator shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgment enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

9. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Section 6 of this Agreement shall survive such termination.

10. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

11. Severability; Construction. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally; or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested; or one (1) day after dispatch by overnight courier service; in each case, to the party to whom the same is so given or made:

If to the Company addressed to:

Unicorp, Inc.
1117 Herkimer St. Suite 110
Houston, Texas 77008
Attn: Chief Executive Officer

If to Executive addressed to:

Art Ley
______________________
______________________

or to such other address as the one party shall specify to the other party in writing.

13. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

14. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

15. Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Art Ley      UNICORP, INC.

/s/ Art Ley________________________  _/s/ Kevan Casey__________________________
Kevan Casey, Chief Executive Officer